Exhibit 99.1

ARES CAPITAL CORPORATION ANNOUNCES JUNE 30, 2020 FINANCIAL RESULTS
AND DECLARES THIRD QUARTER 2020 DIVIDEND OF $0.40 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — August 4, 2020 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a third quarter dividend of $0.40 per share. The third quarter dividend is payable on September 30, 2020 to stockholders of record as of September 15, 2020.

JUNE 30, 2020 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2020.

HIGHLIGHTS

 Financial

	Q2-20		Q2-19
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.39		$0.49
GAAP net income per share		$0.65		$0.47
Net investment income	$165	$0.39	$208	$0.49
Net realized gains	$8	$0.02	$21	$0.05
Net unrealized gains (losses)	$104	$0.24	$(29)	$(0.07)
GAAP net income	$277	$0.65	$200	$0.47
Dividends declared and payable		$0.40		$0.42	(3)

	As of
(dollar amounts in millions, except per share data)	June 30, 2020	June 30, 2019	December 31, 2019
Portfolio investments at fair value	$13,842	$12,992	$14,426
Total assets	$14,517	$13,846	$14,905
Stockholders’ equity	$6,691	$7,368	$7,467
Net assets per share	$15.83	$17.27	$17.32
Debt/equity ratio	1.12x	0.83x	0.95x
____________________________________________

(1)	All per share amounts are basic and diluted.

(2)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3)	Includes an additional dividend of $0.02 per share paid in the second quarter ended June 30, 2019.

Portfolio Activity

(dollar amounts in millions)	Q2-20	Q2-19	Q4-19
Portfolio Activity During the Period:
Gross commitments	$867	$1,307	$1,608
Exits of commitments	$1,484	$1,348	$1,224

Portfolio as of the End of the Period:
Number of portfolio company investments	352	345	354
Weighted average yield of debt and other income producing securities(4):
At amortized cost	8.9%	10.4%	9.6%
At fair value	9.3%	10.5%	9.7%
Weighted average yield on total investments(5):
At amortized cost	7.7%	9.2%	8.6%
At fair value	8.3%	9.5%	8.7%
__________________________________________________

(4)
Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable.

(5)
Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable.

SECOND QUARTER 2020 OPERATING RESULTS

For the second quarter of 2020, Ares Capital reported GAAP net income of $277 million or $0.65 per share (basic and diluted), Core EPS(2) of $0.39 per share (basic and diluted), net investment income of $165 million or $0.39 per share (basic and diluted), and net realized and unrealized gains of $112 million or $0.26 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of June 30, 2020, total assets were $14.5 billion, stockholders’ equity was $6.7 billion and net asset value per share was $15.83.

In the second quarter of 2020, Ares Capital made $867 million in new investment commitments, of which $741 million were funded, including 5 new portfolio companies and 17 existing portfolio companies. As of June 30, 2020, 167 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $867 million in new commitments made during the second quarter of 2020, 69% were in first lien senior secured loans, 18% were in senior subordinated loans, 7% were in second lien senior secured loans, 3% were in other equity securities and 3% were in preferred equity securities. Of these commitments, 93% were in floating rate debt securities. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the second quarter of 2020, Ares Capital funded $212 million related to previously existing unfunded revolving and delayed draw loan commitments.

In the second quarter of 2020, significant new commitments included:

•	$327 million in a first lien senior secured loan of a medical device company;

•	$175 million in a subordinated loan and equity to Ivy Hill Asset Management L.P. (“IHAM”), Ares Capital’s wholly owned asset management services portfolio company;

•	$87 million in first lien senior secured delayed draw and term loans and a subordinated loan of an insurance broker;

•	$55 million in first lien senior secured revolving and term loans and equity of a software provider to the ready-mix concrete industry;

•	$31 million in a first lien senior secured revolving loan, second lien senior secured delayed draw and term loans and equity of a personal protection equipment and janitorial products provider; and

•	$28 million in first lien senior secured revolving, delayed draw and term loans in a IT solutions provider to health insurers.

Also in the second quarter of 2020, Ares Capital exited approximately $1.5 billion of investment commitments, including $747 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the total investment commitments exited, 92% were first lien senior secured loans, 3% were second lien senior secured loans, 3% were senior subordinated loans and 2% were other equity securities. Of the approximately $1.5 billion of exited investment commitments, 94% were floating rate, 3% were fixed rate and 3% were non-income producing.

The fair value of Ares Capital’s portfolio investments at June 30, 2020 was $13.8 billion, including $12.3 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 44% of first lien senior secured loans, 30% of second lien senior secured loans, 8% of other equity securities, 7% of senior subordinated loans, 6% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients to fund first lien senior secured loans through the SDLP) and 5% of preferred equity securities. As of June 30, 2020, the weighted average yield of debt and other income producing securities in the portfolio at amortized cost and fair value was 8.9% and 9.3%, respectively, the weighted average yield on total investments in the portfolio at amortized cost and fair value was 7.7% and 8.3%, respectively, and 84% of the total investments at fair value were in floating rate securities.

“Despite the difficulty our economy is experiencing from the global pandemic, we delivered strong second quarter core and GAAP earnings with growth in our net asset value,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “Our portfolio of primarily defensive, high quality, upper middle market companies remains well positioned, and we believe that the broad capabilities of our team and our available liquidity will enable us to capitalize on the improving market environment for new investments.”

“Since the end of the first quarter, we have added $1 billion of debt capital commitments, further enhancing our funding profile and increasing our available capital to more than $4 billion,” said Penni Roll, Chief Financial Officer of Ares Capital. “We believe that our strong capital base, which is primarily comprised of stockholders equity and unsecured term notes with no near term maturities, is a distinct competitive advantage for us in the current market environment.”

PORTFOLIO QUALITY

Ares Capital’s investment adviser employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

Beginning in the first quarter and continuing into the second quarter of 2020, Ares Capital’s operating results, as well as the fair value and performance of its portfolio, have been negatively impacted by the novel coronavirus (“COVID-19”) pandemic, which has caused severe disruptions in the global economy. As of June 30, 2020, the net unrealized depreciation on Ares Capital’s investment portfolio was $1.0 billion. As of June 30, 2020 and December 31, 2019, the weighted average grade of the portfolio at fair value was 2.9 and 3.0, respectively, and loans on non-accrual status represented 4.4% of total investments at amortized cost (or 2.6% at fair value) and 1.9% at amortized cost (or 0.9% at fair value), respectively.

For information concerning the COVID-19 pandemic and its impact on Ares Capital’s business and operating results through June 30, 2020, and the risks for further potential impact in the future, see Ares Capital’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2020, including Part I - Financial Information, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Results of Operations - Net Unrealized Gains/Losses therein, Part II - Other information, Item 1A. Risk Factors, Risk Factors - The COVID-19 pandemic has caused severe disruptions in the global economy, which has had, and may continue to have, a negative impact on our portfolio companies and our business and operations. therein and Part II - Other Information, Item 3, Quantitative and Qualitative Disclosures About Market Risk therein.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2020, Ares Capital had $278 million in cash and cash equivalents and $7.5 billion in total aggregate principal amount of debt outstanding ($7.4 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $3.2 billion available for additional borrowings under its existing credit facilities as of June 30, 2020.

In June 2020, Ares Capital, established through its wholly owned subsidiary, ARCC FB Funding LLC (“AFB LLC”), a revolving credit facility which allows AFB LLC to borrow up to an aggregate principal amount of $300 million at any one time outstanding (the “BNP Funding Facility”). The obligations of AFB LLC under the BNP Funding Facility are secured by all assets held by AFB LLC, including loans sold or transferred by Ares Capital to AFB LLC. The end of the reinvestment period and the stated maturity date for the BNP Funding Facility are June 11, 2023 and June 11, 2025, respectively. The reinvestment period and final maturity date are both subject to a one-year extension by mutual agreement. Subject to certain exceptions, the interest charged on the BNP Funding Facility is based on LIBOR (subject to a floor of 0.45%), or, if LIBOR is not available, a “base rate” (which is the greater of a prime rate and the federal funds rate plus 0.50%), plus a margin that generally ranges between 2.65% and 3.15% (depending on the types of loans such advances relate to), with a weighted average floor for all classes of advances of (i) 2.75% during the reinvestment period and (ii) 3.25% following the reinvestment period.

SECOND QUARTER 2020 DIVIDEND PAID

On May 5, 2020, Ares Capital declared a second quarter 2020 dividend of $0.40 per share for a total of approximately $169 million. The second quarter dividend was paid on June 30, 2020 to stockholders of record as of June 15, 2020.

RECENT DEVELOPMENTS

In July 2020, Ares Capital issued $750 million in aggregate principal amount of unsecured notes that mature on January 15, 2026 and bear interest at a rate of 3.875% per annum (the ‘‘2026 Notes’’). The 2026 Notes pay interest semi-annually and all principal is due upon maturity. The 2026 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at the redemption price determined in the indenture governing the 2026 Notes, and any accrued and unpaid interest. The 2026 Notes were issued at a discount to the principal amount.

From July 1, 2020 through July 29, 2020, Ares Capital made new investment commitments of approximately $63 million, of which $44 million were funded. Of these new commitments, 96% were in first lien senior secured loans, 2% were in second lien senior secured loans and 2% were in preferred equity securities. Of the approximately $63 million of new investment commitments, 98% were floating rate and 2% were non-income producing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 8.2%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From July 1, 2020 through July 29, 2020, Ares Capital exited approximately $146 million of investment commitments. Of the total investment commitments exited, 85% were second lien senior secured loans, 12% were first lien senior secured loans and 3% were subordinated certificates of the SDLP. Of the approximately $146 million of exited investment commitments, 100% were floating rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.6%, and the weighted average yield on total investments exited or repaid during the period at amortized cost was 9.6%. On the approximately $146 million of investment commitments exited from July 1, 2020 through July 29, 2020, Ares Capital recognized total net realized gains of approximately $5 million.

In addition, as of July 29, 2020, Ares Capital had an investment backlog and pipeline of approximately $405 million and $470 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, August 4, 2020 at 11:00 a.m. (Eastern Time) to discuss its quarter ended June 30, 2020 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 1429489 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through August 18, 2020 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10145525. An archived replay will also be available through August 18, 2020 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a BDC and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to, the risk factors described in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K, filed with the SEC on February 12, 2020, the risk factors described in Part II - Other

Information, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q filed with the SEC on August 4, 2020, and those described from time to time in Ares Capital’s other filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $14,862 and $14,696, respectively)	$13,842	$14,426
Cash and cash equivalents	278	167
Restricted cash	23	9
Interest receivable	116	117
Other assets	101	78
Operating lease right-of-use asset	90	94
Receivable from participants	61	—
Receivable for open trades	6	14
Total assets	$14,517	$14,905
LIABILITIES
Debt	$7,398	$6,971
Payable to participants	23	9
Base management fees payable	53	54
Income based fees payable	41	48
Capital gains incentive fees payable	—	58
Interest and facility fees payable	63	54
Accounts payable and other liabilities	114	90
Payable for open trades	21	33
Operating lease liabilities	113	121
Total liabilities	7,826	7,438
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 600 common shares authorized; 423 and 431 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	7,660	7,760
Accumulated overdistributed earnings	(969)	(293)
Total stockholders’ equity	6,691	7,467
Total liabilities and stockholders’ equity	$14,517	$14,905
NET ASSETS PER SHARE	$15.83	$17.32

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
INVESTMENT INCOME
Interest income from investments	$287	$296	$585	$585
Dividend income	36	38	72	69
Capital structuring service fees	16	38	44	83
Other income	11	10	18	18
Total investment income	350	382	719	755

EXPENSES
Interest and credit facility fees	76	69	158	136
Base management fees	53	50	108	99
Income based fees	41	49	85	97
Capital gains incentive fees	—	(1)	(58)	1
Administrative fees	3	3	7	7
Other general and administrative	7	10	12	18
Total expenses	180	180	312	358
Waiver of income based fees	—	(10)	—	(20)
Total expenses, net of waiver of income based fees	180	170	312	338
NET INVESTMENT INCOME BEFORE INCOME TAXES	170	212	407	417
Income tax expense, including excise tax	5	4	8	8
NET INVESTMENT INCOME	165	208	399	409
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	8	21	42	77
Net unrealized gains (losses)	104	(29)	(776)	(72)
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	112	(8)	(734)	5
NET INCREASE (DECREASE) IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$277	$200	$(335)	$414
BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE	$0.65	$0.47	$(0.79)	$0.97
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	423	426	426	426

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP net income (loss) per share

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP net income (loss) per share, the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2020 and 2019 are provided below.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.39	$0.49	$0.80	$0.96
Net realized and unrealized gains (losses)	0.26	(0.02)	(1.73)	0.01
Capital gains incentive fees attributable to net realized and unrealized gains and losses	—	—	0.14	—
Income tax expense related to net realized gains and losses	—	—	—	—
Basic and diluted GAAP net income (loss) per share	$0.65	$0.47	$(0.79)	$0.97
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(1)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.